Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of CNB Financial Corporation of our report dated March 4, 2016 on the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of CNB Financial Corporation for the year ended December 31, 2015, and to the reference to us under the heading “EXPERTS” in the prospectus.

/s/ Crowe Horwath LLP

Cleveland, Ohio

January 6, 2017